Exhibit 10.14

AGREEMENT

Between

NEW YORK UNIVERSITY

and

COLLATERAL THERAPEUTICS, INC.

NYU/COLLATERAL THERAPEUTICS

Research & License Agreement

INDEX

Section 1	Definitions	page 1
Section 2	Effective Date	page 4
Section 3	Performance of the NYU Research Project	page 4
Section 4	Funding of the NYU Research Project	page 5
Section 5	Title	page 5
Section 6	Patents and Patent Applications	page 6
Section 7	Grant of License	page 8
Section 8	Payments for License	page 9
Section 9	Method of Payment	page 12
Section 10	Development and Commercialization	page 13
Section 11	Confidential Information	page 15
Section 12	Publication	page 15
Section 13	Liability and Indemnification	page 16
Section 14	Security for Indemnification	page 17
Section 15	Expiry and Termination	page 18
Section 16	Representations and Warranties by CORPORATION	page 19
Section 17	Representations and Warranties by NYU	page 20
Section 18	No Assignment	page 21
Section 19	Use of Name	page 21
Section 20	Miscellaneous	page 22

Appendix I Pre Existing Inventions

Appendix II Research Program

Appendix III Development Plan

RESEARCH AND LICENSE AGREEMENT

This Agreement, effective as of March 24, 1997 (the “Effective Date”), is by and between NEW YORK UNIVERSITY (hereinafter “NYU”), a corporation organized and existing under the laws of the State of New York and having a place of business at 70 Washington Square South, New York, New York 10012 and COLLATERAL THERAPEUTICS, INC. (hereinafter “CORPORATION”), a corporation organized and existing under the laws of the State of California, having its principal office at 9360 Towne Centre Drive, San Diego, California 92121.

RECITALS

WHEREAS, Dr. Claudio Basilico of NYU (hereinafter “the NYU Scientist”), together with other co-inventors, has made certain inventions all as more particularly described in an issued U.S. patent and U.S. patent applications and foreign patent applications owned by NYU, in each case identified in annexed Appendix I and forming an integral part hereof (hereinafter “the Pre-Existing Inventions”);

WHEREAS, NYU is willing to perform the NYU Research Project (as hereinafter defined);

WHEREAS, CORPORATION is prepared to sponsor the NYU Research Project;

WHEREAS, subject to the terms and conditions hereinafter set forth, NYU is willing to grant to CORPORATION and CORPORATION is willing to accept from NYU the License (as hereinafter defined);

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:

1.             Definitions.

(a)          “Calendar Year” shall mean any consecutive period of twelve months commencing on the first day of January of any year.

(b)         “Corporation Entity” shall mean any company or other legal entity which controls, or is controlled by, or is under common control with, CORPORATION; control means the holding of fifty percent (50%) or more of (i) the capital and/or (ii) the voting rights and/or (iii) the right to elect or appoint directors.

(c)          “Date of First Commercial Sale” shall have the meaning set forth in Section 7(b) hereof.

(d)         “FGF-4” shall mean Fibroblast Growth Factor 4 the amino acid sequence of which is provided in Figure 1 in the article by P. Delli Bovi, A.M. Curatola, F. G. Kern, A. Greco, M. Ittmann, and C. Basilico published in Cell, Volume 50, pages 729-737, August 28, 1987.

(e)          “Field” shall mean gene therapy for coronary artery disease, congestive heart failure, and peripheral vascular disease.

(f)          “GI Agreement” shall mean, collectively (i) the Agreement, dated as of February 6, 1989, between NYU and Genetics Institute, Inc. (“GI”), as amended by the Amendment, dated February 25, 1997, and (ii) the Settlement Agreement, dated August 22, 1996, between NYU and GI.

(g)         “License” shall mean the exclusive worldwide license to practice the Research Technology (as hereinafter defined) for the development, manufacture, use and sale of the Licensed Products (as hereinafter defined) in the Field and the exclusive worldwide right to sublicense such rights in accordance with Section 7(c).

(h)         “Licensed Products” shall mean products comprising a nucleic acid sequence encoding FGF-4 or fragments or analogs thereof, in each case which are covered by a claim of any unexpired patent within the NYU Patents (as hereinafter defined) which has not been disclaimed or held invalid by a court of competent jurisdiction from which no appeal can be taken or of any active patent application within the NYU Patents, or which utilize all or any portion of NYU Know-How.

(i)           “Net Sales” shall mean the total amount invoiced in connection with sales of Licensed Products by CORPORATION, any Corporation Entity or any sublicensee of CORPORATION, any Corporation Entity or a sublicensee in accordance with Section 7(c)(iii), in each case to end users; provided that Net Sales shall (i) not include any amounts invoiced in connection with sales of Licensed Products for (A) transportation charges, including insurance relating thereto, or (B) sales and excise taxes, value-added taxes or customs duties paid by the person selling or distributing any Licensed Product or any other governmental charges imposed upon the sale or distribution of any Licensed Product; and (ii) be adjusted to reflect any deductions to amounts invoiced to take account of (X) distributors’ fees, rebates, allowances or sales commissions actually granted, allowed or incurred and credits for returns or (Y) quantity or case discounts, cash discounts or chargebacks actually granted, allowed or incurred in the ordinary course of business in connection with the sale or distribution of any Licensed Product; provided, further, that Net Sales shall not include amounts invoiced by CORPORATION to any person or entity that is a Corporation Entity or a sublicensee of CORPORATION or a Corporation Entity under the License.

(j)           “NYU Know-How” shall mean the Pre-Existing Inventions, any proprietary information or proprietary materials including, but not limited to, pharmaceutical, chemical, biological and biochemical products, information and trade secrets, know-how, technical and non-technical data, materials, methods and processes and any drawings, plans, diagrams, specifications and/or other documents containing such information, discovered, developed or acquired by, or on behalf of students or employees of NYU during the term and in the course of the NYU Research Project.

(k)          “NYU Patents” shall mean all United States and foreign patents and patent applications, and any divisions, continuations, in whole or in part, reissues, re-examinations, renewals and extensions thereof, and pending applications therefor:

(1)           which claim Pre-Existing Inventions and which are identified on annexed Appendix I; or

(2)           which claim inventions that are made, in whole or in part, by students or employees of NYU during the term and in the course of the NYU Research Project.

(l)           “Research Period” shall mean the three-year period commencing on the Effective Date hereof and any extension thereof as to which NYU and CORPORATION shall mutually agree in writing.

(m)         “NYU Research Project” shall mean the investigations at NYU during the Research Period into the Field under the supervision of the NYU Scientist in accordance with the research program, described in annexed Appendix II, which forms an integral part hereof.

(n)         “Research Technology” shall mean all NYU Patents and NYU Know-How.

(o)         “Total Net Sales” shall mean the aggregate Net Sales of CORPORATION, any Corporation Entity and any sublicensee of CORPORATION or any Corporation Entity to end users of Licensed Products.

2.             Effective Date.

This Agreement shall be effective as of the date first written above and shall remain in full force and effect until it expires or is terminated in accordance with Section 16 hereof.

3              Performance of the NYU Research Project.

(a)           In consideration of the sums to be paid to NYU as set forth in Section 4 below, NYU undertakes to perform the NYU Research Project under the supervision of the NYU Scientist during the Research Period, as such Project may be amended in accordance with Section 20(f).  If, during the Research Period the NYU Scientist shall cease to supervise the NYU Research Project, then NYU shall promptly so notify CORPORATION and shall endeavor to find among the scientists of NYU a Scientist acceptable to CORPORATION to continue the supervision of the NYU Research Project.  If NYU is unable to find such a Scientist acceptable to CORPORATION within three months after such notice to CORPORATION, CORPORATION shall have the option to terminate its funding of the NYU Research Project.  CORPORATION shall promptly advise NYU in writing if CORPORATION so elects.  Such termination of funding pursuant to this Section 3(a) shall not terminate this Agreement or the License granted herein.  Nothing herein contained shall be deemed to impose an obligation on NYU to find a replacement for the NYU Scientist.

(b)           Nothing contained in this Agreement shall be construed as a warranty on the part of NYU that any results or inventions will be achieved by the NYU Research Project, or that the Research Technology and/or any other results or inventions achieved by the NYU Research Project, if any, are or will be commercially exploitable and furthermore, NYU makes no warranties whatsoever as to the commercial or scientific value of the Research Technology and/or as to any results which may be achieved in the NYU Research Project.

(c)           NYU will have full authority and responsibility for the NYU Research Project. All students and employees of NYU who work on the NYU Research Project will do so as employees or students of NYU, and not as employees of CORPORATION.

(d)           NYU shall provide to CORPORATION a report on the NYU Research Project within ninety (90) days following the end of each twelve-month period occurring during the Research Period.

4.             Funding of the NYU Research Project.

(a)           As compensation to NYU for work to be performed on the NYU Research Project during the Research Period, subject to any earlier termination of the Research Project pursuant to Section 3(a) hereof, CORPORATION will pay NYU the total sum of $600,000, payable in six equal consecutive installments of $100,000, on the Effective Date and at six month intervals following such Date.

(b)           Nothing in this Agreement shall be interpreted to prohibit NYU (or the NYU Scientist) from obtaining additional financing or research grants for the NYU Research Project from government agencies, which grants or financing may render all or part of the NYU Research Project and the results thereof subject to the patent rights of the U.S. Government and its agencies, as set forth in Title 35 U.S.C.§200 et seq.

5.             Title.

(a)           Subject to the License granted to CORPORATION hereunder, it is hereby agreed that all right, title and interest, in and to the Research Technology, and in and to any drawings, plans, diagrams, specifications, and other documents containing any of the Research Technology shall vest solely in NYU.  At the request of NYU, CORPORATION shall take all steps as may be necessary to give full effect to said right, title and interest of NYU including, but not limited to, the execution of any documents that may be required to record such right, title and interest with the appropriate agency or government office.

(b)           Subject to the License granted to CORPORATION hereunder, for so long as the NYU Scientist is employed by NYU, any and all inventions made by such NYU Scientist and relating to the Field shall be owned solely by NYU.

6.             Patents and Patent Applications.

(a)           NYU will promptly disclose to CORPORATION in writing any inventions which constitute potential NYU Patents developed in the course of the NYU Research Project.

(b)           At the initiative of CORPORATION or NYU, the parties shall consult with each other regarding the prosecution of all patent applications within NYU Patents (excluding any Pre-Existing Invention).  Such patent applications shall be filed, prosecuted and maintained by the law firm of Darby & Darby or by other patent counsel jointly selected by NYU and CORPORATION.  Copies of all such patent applications and patent office actions shall be forwarded to each of NYU and CORPORATION.

NYU and CORPORATION shall each also have the right to have such patent applications and patent office actions independently reviewed by other patent counsel separately retained by NYU or CORPORATION, upon prior notice to and consent of the other party, which consent shall not unreasonably be withheld.

(c)           All applications and proceedings with respect to NYU Patents (other than those relating to any Pre-Existing Invention) shall be filed, prosecuted and maintained by NYU at the expense of CORPORATION. Against the submission of invoices, CORPORATION shall reimburse NYU for all costs and fees incurred by NYU during the term of this Agreement, in connection with the filing, maintenance, prosecution, protection and the like of such patents.

(d)           NYU and CORPORATION shall assist, and cause their respective employees and consultants to assist each other, in assembling inventorship information and data for the filing and prosecution of patent applications on inventions pertaining to the Research Technology.

(e)           If at any time during the term of this Agreement CORPORATION decides that it is undesirable, as to one or more countries, to prosecute or maintain any patents or patent applications within the NYU Patents (other than those relating to any Pre-Existing Invention), it shall give prompt written notice thereof to NYU, and upon receipt of such notice CORPORATION shall be released from its obligations to bear all of the expenses to be incurred thereafter as to such countries in conjunction with such patent(s) or patent application(s) and such patent(s) or application(s) shall be deleted from the Research Technology and NYU shall be free to grant rights in and to the Research Technology in such countries to third parties, without further notice or obligation to CORPORATION, and the CORPORATION shall have no rights whatsoever to exploit the Research Technology in such countries.

(f)            Under the GI Agreement, provisions exist to determine the circumstances under which patent protection will be obtained by NYU with respect to any Pre-Existing Invention.  For patent applications with respect to Pre-Existing Inventions, copies of such applications and office actions shall be forwarded to CORPORATION who may consult with NYU with regard thereto.  CORPORATION agrees, upon presentation of supporting documentation, to reimburse NYU for one quarter (1/4) of the expenses incurred by NYU as of the Effective Date in connection with obtaining such patent protection.  In the event that such separate provisions result in a situation where patent protection in any country is not pursued by NYU because of a lack of funding pursuant to such provisions, then NYU shall notify CORPORATION thereof and CORPORATION shall have the option to pay NYU to pursue such patent protection.

(g)           Nothing herein contained shall be deemed to be a warranty by NYU that

(i)            NYU can or will be able to obtain any patent or patents on any patent application or applications in the NYU Patents or any portion thereof, or that any of the NYU Patents will afford adequate or commercially worthwhile protection, or

(ii)           that the manufacture, use, or sale of any element of the Research Technology or any Licensed Product will not infringe any patent(s) of a third party.

7.             Grant of License.

(a)           Subject to the terms and conditions hereinafter set forth, and subject to any rights of the U.S. Government pursuant to Title 35 of the United States Code §200 et seq., NYU hereby grants to CORPORATION and CORPORATION hereby accepts from NYU the License.

(b)           The License granted to CORPORATION in Section 7(a) hereto shall commence upon the Effective Date and shall remain in force on a country-by-country basis, if not previously terminated under the terms of this Agreement, for fifteen (15) years from the Date of First Commercial Sale in such country or until the expiration date of the last patent within the NYU Patents in any such country to expire, whichever shall be later.  CORPORATION shall inform NYU in writing of the Date of First Commercial Sale with respect to each Licensed Product in each country as soon as practicable after the making of each such first commercial sale.

(c)           CORPORATION shall be entitled to grant sublicenses under the License on terms and conditions in compliance and not inconsistent with the terms and conditions of this Agreement (except that the rate of royalty may be at higher rates than those set forth in this Agreement) (i) to a Corporation Entity or (ii) to other third parties for consideration and in an arms-length transaction. All sublicenses shall only be granted by CORPORATION under a written agreement, a copy of which shall be provided by CORPORATION to NYU as soon as practicable after the signing thereof.  Each sublicense granted by CORPORATION hereunder shall be subject and subordinate to the terms and conditions of this License Agreement and shall contain (inter-alia) the following provisions:

(1)           the sublicense shall expire automatically on the termination of the License;

(2)           the sublicense shall not be assignable, in whole or in part;

(3)           the sublicensee shall not grant further sublicenses, except that a sublicensee may grant a further sublicense solely for purposes of effecting distribution of Licensed Products to end users on the same terms required for sublicenses under this Section 7(c);

(4)           both during the term of the sublicense and thereafter the sublicensee shall agree to a confidentiality obligation similar to that imposed on CORPORATION in Section 11 below, and that the sublicensee shall impose on its employees, both during the terms of their employment and thereafter, a similar undertaking of confidentiality; and

(5)           the sublicense agreement shall include the text of Sections 13 and 14 of this Agreement and shall state that NYU is an intended third party beneficiary of such sublicense agreement for the purpose of enforcing such indemnification and insurance provisions.

8.             Payments for License.

(a)           In consideration for the grant and during the term of the License with respect to each Licensed Product, CORPORATION shall pay to NYU:

(1)           On the Effective Date, a non-refundable, non-creditable license issue fee of one hundred thousand dollars ($100,000);

(2)           On the first anniversary of the Effective Date and on each subsequent anniversary thereof, a non-refundable, non-creditable license maintenance fee of twenty-five thousand dollars ($25,000); provided that such fee shall cease to be payable on the first anniversary of the Effective Date following the completion by CORPORATION of one full year of sales of Licensed Products in accordance with the terms of this Agreement;

(3)           Upon the achievement of the following technical milestones with respect to any Licensed Product, the payments as indicated below:

Milestone	Payments

Upon the filing of an initial Investigational New Drug Application (or foreign equivalent thereof) for each new Licensed Product	$250,000

Upon the filing of a Product License Application (or foreign equivalent thereof) for each Licensed Product	$500,000

Upon the approval of a Product License Application (or foreign equivalent thereof) for each Licensed Product	$1,000,000

provided that only one payment shall be made at each milestone for each separate Licensed Product notwithstanding the number of applications that may be filed and approved in various countries for each such separate Licensed Product.

(4)           With respect to sales of Licensed Products a royalty of 3% of Total Net Sales during each calendar year.

(b)           For the purpose of computing the royalties due to NYU hereunder, the year shall be divided into two parts ending on June 30 and December 31.  Not later than one hundred thirty (130) days after each December and June in each Calendar Year during the term of the License, CORPORATION shall submit to NYU a full and detailed report of royalties or payments due NYU under the terms of this Agreement for the preceding half year (hereinafter “the Half-Year Report”), setting forth the Total Net Sales and Net Sales of each of CORPORATION, each Corporation Entity and each sublicensee of CORPORATION, any Corporation Entity or sublicensee permitted under Section 7(c)(iii) and/or lump sum payments and all other payments or consideration from sublicensees upon which such royalties are computed and including at least:

(i)            the quantity of Licensed Products used, sold, transferred or otherwise disposed of on a country-by-country basis;

(ii)           the selling price of each Licensed Product;

(iii)          the deductions permitted under subsection l(i) hereof to arrive at Net Sales; and

iv)           the royalty computations and subject of payment.

If no royalties or other payments are due, a statement shall be sent to NYU stating such fact. Payment of the full amount of any royalties or other payments due to NYU for the preceding half year shall accompany each Half-year Report on royalties and payments.  CORPORATION shall keep for a period of at least six (6) years after the date of entry, full, accurate and compete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to NYU from CORPORATION pursuant to the terms of this Agreement.

(c)           Within ninety (90) days after the end of each Calendar Year, commencing on the Date of First Commercial Sale CORPORATION shall furnish NYU with a report (hereinafter the “Annual Report”), certified by an independent certified public accountant, relating to the royalties and other payments due to NYU pursuant to this Agreement in respect of the Calendar Year covered by such Annual Report and containing the same details as those specified in Section 8(b) above in respect of the Half-Year Report.

(d)           On reasonable notice and during regular business hours, NYU or the authorized representative of NYU shall each have the right to inspect the books of accounts, records and other relevant documentation of CORPORATION or of Corporation Entity and the sublicensees of CORPORATION, Corporation Entity and any sublicensee insofar as they relate to the production, marketing and sale of the Licensed Products, in order to ascertain or verify the amount of royalties and other payments due to NYU hereunder, and the accuracy of the information provided to NYU in the aforementioned reports.  NYU shall also have the right, not more than once each calendar year, to audit CORPORATION’s books and financial records for the purpose of verifying full payment by CORPORATION of its royalty obligations hereunder. Such audits shall be conducted during normal business hours and shall not interfere with CORPORATION’s conduct of its business. Each such audit shall be at NYU’s expense, unless a particular audit reveals an underpayment of ten percent (10%) or more of the amount that should have been paid to NYU for the period audited, in which case CORPORATION shall bear the expense of such audit.  In the event of any underpayment of royalties, CORPORATION shall promptly remit to NYU all amounts due.

(e)           Beginning in the year in which CORPORATION completes one full year of sales of Licensed Products and continuing thereafter until this Agreement shall terminate or expire, CORPORATION agrees that if the total royalties paid to NYU under subsection 8 (a) (4) hereof do not amount to five hundred thousand dollars ($500,000) in each Calendar Year, CORPORATION will pay to NYU within one hundred thirty (130) days after the end of each such Calendar Year, as additional royalty, the difference between the amount of the total royalties paid to NYU by CORPORATION in such Calendar Year and five hundred thousand dollars ($500,000), failing which NYU shall have the right solely at its election, upon written notice to CORPORATION, to either terminate this Agreement for cause or to declare the License granted herein to CORPORATION to be non-exclusive.

(f)            CORPORATION shall, and shall cause each Corporation Entity and sublicensee of CORPORATION, Corporation Entity or a sublicensee, to effect sales of Licensed Products to third parties on commercially reasonable, arm’s length terms.

9.             Method of Payment.

(a)           Royalties and other payments due to NYU hereunder shall be paid to NYU in United States dollars. Any such royalties on or other payments relating to transactions in a foreign currency shall be converted into United States dollars based on the closing buying rate of the Morgan Guaranty Trust Company of New York applicable to transactions under exchange regulations for the particular currency on the last business day of the accounting period for which such royalty or other payment is due.

(b)           CORPORATION shall be responsible for payment to NYU of all royalties due on sale, transfer or disposition of Licensed Products by Corporation Entity or by the sublicensees of CORPORATION, Corporation Entity or a sublicensee.

10.           Development and Commercialization.

(a)           It shall be within the judgment of CORPORATION in what manner to proceed with the development of Licensed Products for commercialization; provided that CORPORATION shall use efforts, consistent with its sound and reasonable business practices and technical judgment, to effect introduction of Licensed Products into the commercial market. CORPORATION shall be deemed to satisfy the due diligence requirements of this Section 10(a) by: (i) preparing and filing an Investigational New Drug Application for a Licensed Product within three (3) years following the Effective Date; (ii) preparing and filing an application for marketing approval of a Licensed Product in the United States, Canada, or a country within the European Union within six (6) years following the Effective Date; and (iii) obtaining marketing approval of a Licensed Product in the United State, Canada, or a country within the European Union within eight (8) years following the Effective Date.  Corporation’s Development Plan is annexed hereto as Appendix III.

(b)           Provided that applicable laws, rules and regulations require that the performance of the tests, trials, studies and other activities required by subsection (a) above shall be carried out in accordance with FDA current Good Laboratory Practices, current Good Manufacturing Practices and current Good Clinical Practices and in a manner acceptable to the relevant health authorities, CORPORATION shall carry out such tests, trials, studies and other activities in accordance with such Practices and in a manner acceptable to the relevant health authorities.  Furthermore, the Licensed Products shall be produced in accordance with FDA current Good Manufacturing Practice procedures in a facility which has been licensed by the FDA to manufacture such Licensed Products, provided that applicable laws, rules and regulations so require.

(c)           CORPORATION undertakes to begin the regular commercial production, use, and sale of the Licensed

Products in each country in which approval has been received (as described in Section 10(a)) and to continue diligently thereafter to commercialize the Licensed Products in each such country in a manner consistent with sound and reasonable business practices.

(d)           CORPORATION shall provide NYU with written reports on all activities and actions undertaken by CORPORATION to develop and commercialize the Licensed Products; such reports shall be made within sixty (60) days after each six (6) months of the duration of this Agreement, commencing six months after the Effective Date.

(e)           If CORPORATION shall not satisfy the requirements set forth in Section 10(a) (unless such delay or failure is necessitated by FDA or other regulatory agencies or unless NYU and CORPORATION have mutually agreed to amend the Development Plan because of unforeseen circumstances) NYU shall notify CORPORATION in writing of CORPORATION’S failure and shall allow CORPORATION sixty (60) days to cure such failure.  Upon receiving such notice, CORPORATION may elect to extend such diligence period and all subsequent diligence periods relating to such Licensed Product for one twelve (12) month period upon written certification to NYU that CORPORATION is continuing product development work with respect to a Licensed Product and payment to NYU of a fee equal to $100,000. After the expiration of any such twelve-month period, CORPORATION may elect to further extend its diligence obligations under Section 10(a) with respect to such Licensed Product for successive one-year periods upon (i) written notice to NYU, (ii) certification by CORPORATION that it is continuing to diligently develop such Licensed Product and, together with its sublicensee(s), will spend no less than three million dollars ($3,000,000) in each Calendar Year on development of such Product and (iii) payment to NYU prior to the beginning of such year of an amount equal to $500,000, representing minimum annual royalties with respect to such Product.  CORPORATION’s failure to cure a delay in the diligence requirements to NYU’s reasonable satisfaction or elect and satisfy the requirements of one of the options set forth above within such 60-day period shall be a material breach of this Agreement.

11.           Confidential Information.

(a)           Except as otherwise provided in Section 11(b) and 11(c) below CORPORATION shall maintain any and all of the Research Technology in confidence and shall not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of NYU to said release or disclosure; provided that CORPORATION may, without NYU’s consent, disclose Research Technology to sublicensees pursuant to Section 7, CORPORATION Entities and consultants engaged by CORPORATION, in each case pursuant to a confidentiality agreement requiring such party to maintain any and all of the Research Technology in confidence and not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of NYU to said release or disclosure.

(b)           The obligations of confidentiality set forth in Section 11(a) shall not apply to any component of the Research Technology which was part of the public domain prior to the Effective Date of this Agreement or which becomes a part of the public domain not due to some unauthorized act by or omission of CORPORATION after the effective date of this Agreement or which is disclosed to CORPORATION by a third party who has the right to make such disclosure.

(c)           The provisions of Section 11(a) notwithstanding, CORPORATION may disclose the Research Technology to third parties who need to know the same in order to secure regulatory approval for the sale of Licensed Products.

12.           Publication.

(a)           Prior to submission for publication of a manuscript describing the results of any aspect of the NYU Research Project, NYU shall send CORPORATION a copy of the manuscript to be submitted by overnight mail or facsimile transmission, and shall allow CORPORATION thirty (30) days from the date of such mailing to determine whether the manuscript contains such subject matter for which patent protection should be sought prior to publication of such manuscript, for the purpose of protecting an invention made by the NYU Scientist during the course and within the term of the NYU Research Project.

Should CORPORATION believe the subject matter of the manuscript contains a patentable invention, then, prior to the expiration of such 30-day period from the mailing date of such manuscript to CORPORATION by NYU, CORPORATION shall give written notification to NYU of:

(i)            its determination that such manuscript contains patentable subject matter for which patent protection should be sought; and

(ii)           the countries in which such patent protection should be sought.

(b)           After the expiration of such 30-day period from the date of mailing such manuscript to CORPORATION, unless NYU has received the written notice specified above from CORPORATION, NYU shall be free to submit such manuscript for publication to publish the disclosed research results in any manner consistent with academic, standards.

(c)           Upon receipt of such written notice from CORPORATION, NYU will thereafter delay submission of the manuscript for an additional period of up to sixty (60) days to permit the preparation and filing in accordance with Section 6 hereof of a U.S. patent application by NYU on, the subject matter to be disclosed in such manuscript.  After expiration of such 60-day period, or the filing of a patent application on each such invention, whichever shall occur first, NYU shall be free to submit the manuscript and to publish the disclosed results.

13.           Liability and Indemnification.

(a)           CORPORATION shall indemnify, defend and hold harmless NYU and its trustees, officers, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the “Indemnitees”) , against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments (i) arising out of the design, production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by CORPORATION, a Corporation Entity or an agent of CORPORATION, or by a sublicensee of CORPORATION, a

Corporation Entity or a sublicensee, of any Licensed Product, process or service relating to, or developed pursuant to, this Agreement or (ii) arising out of any other activities to be carried out pursuant to this Agreement.

(b)           With respect to an Indemnitee, CORPORATION’S indemnification under subsection (a)(i) of this Section 13 shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of such Indemnitee, CORPORATION’s indemnification obligation under subsection (a)(ii) of this Section 13 shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent activities of any such Indemnitee.

(c)           CORPORATION agrees, at its own expense, to provide attorneys reasonably acceptable to NYU to defend against any actions brought or filed against any Indemnitee with respect to the subject of indemnity to which such Indemnitee is entitled hereunder, whether or not such actions are rightfully brought.

14.           Security for Idemnification.

(a)           At such time as any Licensed Product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by CORPORATION or by a sublicensee, Corporation Entity or agent of CORPORATION, CORPORATION shall at its sole cost and expense procure and maintain, or cause, a sublicensee, Corporation Entity or agent of CORPORATION to procure and maintain, policies of comprehensive general liability insurance in amounts not less than $5,000,000.00 per incident and $10,000,000.00 annual aggregate and naming the Indemnitees as additional insureds.  Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for CORPORATION’s indemnification under Section 13 of this Agreement.  If CORPORATION elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to NYU.

The minimum amounts of insurance coverage required under this Section 14 shall not be construed to create a limit of CORPORATION’s liability with respect to its indemnification under Section 13 of this Agreement.

(b)           CORPORATION shall provide NYU with written evidence of such insurance upon request of NYU.  CORPORATION shall provide NYU with written noticed at least sixty (60) days prior to the cancellation, non-renewal or material change in such insurance; if CORPORATION does not obtain replacement insurance providing comparable coverage within such sixty (60) day period, NYU shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without notice or any additional waiting periods.

(c)           CORPORATION shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by CORPORATION or by a sublicensee, Corporation Entity or agent of CORPORATION and (ii) a reasonable period after the period referred to in (c)(i) above which in no event shall be less than fifteen (15) years.

15.           Expiry and Termination.

(a)           Unless earlier terminated pursuant to this Section 15 or Section 8(e), hereof, this Agreement shall expire upon the expiration of the period of the License in all countries as set forth in Section 7(b) above.

(b)           At any time prior to expiration of this Agreement, either party may terminate this Agreement forthwith for cause, as “cause” is described below, by giving written notice to the other party.  Cause for termination by one party of this Agreement shall be deemed to exist if the other party materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within sixty (60) days or, in the case of failure to pay any amounts due hereunder, thirty (30) days (unless otherwise specified herein) after the giving of notice by the other party specifying such breach or default, or if either NYU or CORPORATION discontinues its business or becomes insolvent or bankrupt.

(c)           In the event that CORPORATION determines, at any time following the end of the Research Period, to cease all development or commercialization of all Licensed Products covered by this Agreement, CORPORATION may terminate this Agreement by notifying NYU in writing thereof no less than one hundred twenty (120) days prior to the date of termination.

(d)           Any amount payable hereunder by one of the parties to the other, which has not been paid by the date on which such payment is due, shall bear interest from such date until the date on which such payment is made, at the rate of two percent (2%) per annum in excess of the prime rate prevailing at the Citibank, N.A., in New York, during the period of arrears and such amount and the interest thereon may be set off against any amount due, whether in terms of this Agreement or otherwise, to the party in default by any non-defaulting party.

(e)           Upon termination of this Agreement for any reason and prior to expiration as set forth in Section 15(a) hereof, all rights in and to the Research Technology shall revert to NYU, and CORPORATION shall not be entitled to make any further use whatsoever of the Research Technology.

(f)            Termination of this Agreement shall not relieve either party of any obligation to the other party incurred prior to such termination.

(g)           Sections 5, 11, 13, 14, 15 and 19 hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement.

16.           Representations and Warranties by CORPORATION.

CORPORATION hereby represents and warrants to NYU as follows:

(1)           CORPORATION is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  CORPORATION has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets.  The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of CORPORATION;

(2)           There is no pending or, to CORPORATION’s knowledge, threatened litigation involving CORPORATION which would have any effect on this Agreement or on CORPORATION’s ability to perform its obligations hereunder;

(3)           There is no indenture, contract, or agreement to which CORPORATION is a party or by which CORPORATION is bound which prohibits or would prohibit the execution and delivery by CORPORATION of this Agreement or the performance or observance by CORPORATION of any term or condition of this Agreement; and

(4)           CORPORATION has received and reviewed copies of the GI Agreement (with the exception of those sections of the February 6, 1989 Agreement following section 4.1) and understands and accepts the terms thereof that it has received and reviewed.

17.           Representations and Warranties by NYU.

NYU hereby represents and warrants to CORPORATION as follows:

(1)           NYU is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.  NYU has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Trustees of NYU.

(2)           There is no pending or, to NYU’s knowledge, threatened litigation involving NYU which would have any effect on this Agreement or on NYU’s ability to perform its obligations hereunder; and

(3)           There is no indenture, contract, or agreement to which NYU is a party or by which NYU is bound which prohibits or would prohibit the execution and delivery by NYU of this Agreement or the performance or observance by NYU of any term or condition of this Agreement.

(4)           As of the Effective Date, NYU is not aware of any prior art that would invalidate any patent or patent claim, or that would prevent from issuing any patent application covered by the NYU Patents.

18.           No Assignment.

Neither CORPORATION nor NYU shall have the right to assign, delegate or transfer at any time to any party, in whole or in part, any or all of the rights, duties and interest herein granted without first obtaining the written consent of the other to such assignment, which consent shall not be unreasonably withheld; provided that (i) CORPORATION may, without the prior consent of NYU, assign all of its rights and obligations under this Agreement to a third party in connection with a merger or corporate restructuring of CORPORATION or a sale of all or substantially all of its assets, following written notice thereof and execution by the third party with NYU of an agreement to be bound by the terms of this Agreement and (ii) NYU may assign its interest in this Agreement in whole or in part without the consent of CORPORATION if such assignee (A) is a parent, subsidiary, affiliate or related entity to NYU or (B) is an entity that acquires substantially all of the ownership interests or assets of NYU or New York University Medical Center (or any successor to the foregoing) or (C) is an entity formed by NYU or New York University Medical Center (or any successor to the foregoing) and other institutions, one of the purposes of which is to perform the activities for which NYU is obligated pursuant to this Agreement.

19.           Use of Name.

Without the prior written consent of the other party, neither CORPORATION nor NYU shall use the name of the other party or any adaptation thereof or of any staff member, employee or student of the other party:

(i)            in any product labeling, advertising, promotional or sales literature;

(ii)           in connection with any public or private offering or in conjunction with any application for regulatory approval, unless disclosure is otherwise required by law, in which case either party may make factual statements concerning the Agreement or file copies of the Agreement after providing the other party with an opportunity to comment and reasonable time within which to do so on such statement in draft.

Except as provided herein, neither NYU nor CORPORATION will issue public announcements about this Agreement or the status or existence of the NYU Research Project without prior written approval of the other party.

20.           Miscellaneous.

(a)           In carrying out this Agreement the parties shall comply with all local, state and federal laws and regulations including but not limited to, the provisions of Title 35 United States Code §200 et seq. and 15 CFR §368 et seq.

(b)           If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

(c)           This Agreement shall be deemed to have been made in the State of New York and shall be governed and interpreted in all respects under the laws of the State of New York.

(d)           Any dispute arising under this Agreement shall be resolved in an action in the courts of New York State or the federal courts located in New York State, and the parties hereby consent to personal jurisdiction of such courts in any action.

(e)           All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, addressed as follows:

To NYU:                New York University Medical Center
550 First Avenue
New York, NY       10016

Attention:              Isaac T. Kohlberg
Vice President for
    Industrial Liaison

and

Office of Legal Counsel
New York University
Bobst Library
70 Washington Square South
New York, NY  10012

Attention:              Kathy L. Schulz
Associate General Counsel

To CORPORATION:

Collateral Therapeutics, Inc.
9360 Towne Centre Drive
San Diego, California 92121

Attention:              Jack W. Reich, PhD
President and Chief
Executive Officer

or such other address or addresses as either party may hereafter specify by written notice to the other.  Such notices and communications shall be deemed effective on the date of delivery or fourteen (14) days after having been sent by registered or certified mail, whichever is earlier.

(f)            This Agreement (and the annexed Appendices) constitute the entire Agreement between the parties and no variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both parties hereto.  This Agreement supersedes any and all prior agreements or understandings, whether oral or written, between CORPORATION and NYU.

(g)           No waiver by either party of any non-performance or violation by the other party of any of the covenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by any party be deemed to be a waiver by such party of its rights or remedies with respect to such violation or non-
performance.

(h)           The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

(i)            It is not the intent of the parties to create a partnership or joint venture or to assume partnership responsibility or liability.  The obligations of the parties shall be limited to those set out herein and such obligations shall be several and not joint.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

NEW YORK UNIVERSITY

By:	/s/ Isaac T. Kohlberg
Isaac T. Kohlberg

Title:	Vice President for Industrial Liaison

Date:	3/24/97

Collateral Therapeutics, Inc.

By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard

Title	Chief Operating Officer

Date:	3-21-97

Appendix I

Pre-existing NYU Patent and Patent Applications:

US patent 5,459,250 entitled “Truncated Mammalian Growth Factor DNA Sequence” and US patent applications Serial No. 08/056,482 filed May 3, 1993, Serial No. 08/478,485 filed June 7, 1995, Serial No. 08/478,486 filed June 7, 1995, Rule 60 continuing patent application filed December 31, 1996 and US divisional patent application filed February 13, 1997.

PCT filing /US90/06702 filed November 15, 1990
Serial No. 91900453 Europe filed June 12, 1992
Serial No, 2,068,871  Canada filed May 15, 1992
Serial No, 501065/1991 Japan filed August 19, 1992
Serial No, 68942/91 Australia filed November 15, 1990

APPENDIX I

PRE-EXISTING NYU PATENTS AND PATENT APPLICATIONS

U.S. APPLICATIONS	Serial No.	Filing Date	Status

Mammalian Growth Factor	07/062,925	6/16/87	ABANDONED

Mammalian Growth Factor	07/177,506	4/4/88	ABANDONED
(CIP of 07/062,925)

Mammalian Growth Factor	07/806,771	12/6/91	ABANDONED
(Cont. of 07/177,506)

Mammalian Growth Factor	07/901,705	6/22/92	ABANDONED
(CIP of 07/806,771)

Mammalian Growth Factor	08/056,482	5/3/93	Allowed - Issue Fee Paid 1/1/97
(Cont. of 07/806, 771)

Truncated Mammalian Growth Factor DNA Sequence (Cont. of 07/901,705)	08/187,780	1/25/94	Issued - U.S. Patent No. 5,459,250

Mammalian Growth Factor (Div. of 08/187,780)	08/478,485	6/7/95	Pending

Mammalian Growth Factor (Div. of 08/187,780)	08/478,486	6/7/95	Pending

Mammalian Growth Factor (Cont. of 08/056,482)	Not yet assigned	12/31/96	Pending

Mammalian Growth Factor (Div. of 08/056,482)	Not yet assigned	2/13/97	Pending

FOREIGN APPLICATIONS

The following patents and patent applications are based upon International Application No. PCT/US90/06702, filed November 15, 1990 and all are entitled “NON GLYCOSYLATED FGF-4 AND COMPOSITIONS CONTAINING THE SAME”.

Country	Application No.	Filing Date	Status

Australia	68942/91	11/15/90	Issued 2/24/94 Patent No. 642,947

Canada	2,068,871	11/15/90	Pending

EPC	91900453	11/15/90	Pending

Japan	501065/1991	11/15/90	Pending

APPENDIX II

RESEARCH PROGRAM

THIRD GENERATION FGF-4 MOLECULES

BACKGROUND

The FGFs family includes at least nine growth factors which show a variable degree of homology within a conserved “core” region. Although originally identified for their growth promoting activity in fibroblasts, FGFs affect the proliferation or differentiation of a variety of cells of mesenchymal and -neuroectodermal origin.  Furthermore, many FGFs have been shown to be angiogenic in vivo and in vitro. The action of FGFs is mediated by their interaction with the high affinity FGF receptors that also constitute a gene family of Receptor Tyrosine Kinases (RTK). (Basilico and Moscatelli, 1992)

The receptors for the FGF family of growth factors are encoded by four distinct but homologous genes called FGFR-1/flg, FGFR-2/bek, FGFR-3 and FGFR-4 These membrane-spanning receptors have tyrosine kinase domains in their intracellular regions while their extracellular portion consists of three immunoglobulin (Ig)-like loops. Alternative splice variants of receptors 1, 2 and 3 have been isolated which have alternative amino acids in the second half of Ig-loop III which are encoded in three separate exons (IIIa, IIIb and IIIc). This region is important in ligand-binding and variants of each receptor type have different affinities for the various FGFs, In general, the receptors have overlapping ligand-binding specificities with each receptor being able to bind more than one ligand (Ornitz et al, 1996). The most restricted specificity is seen in the case of the KGF receptor - a IIIb-splice variant of FGFR-2, which binds only FGF-7 (KGF), while the IIIc form can bind FGF-1, FGF-2, FGF-4, FGF-5 and FGF-9 but not FGF-7. Binding of FGF to FGFR is modulated by the interaction of the ligand with heparin or Heparin sulfate proteoglycans (HSPG) (Yayon et al, 1991). While the major effect of heparin binding on the FGF-FGFR interaction is not fully clarified, it is generally agreed that a sustained activation of FGFR signaling cannot be achieved in the absence of heparin or HSPG. Heparin binding does not appear to alter the conformation of FGFs, but is known to stabilize them and affect binding affinity. This could result from ligand oligomerization, which in turn influences sustained receptor dimerization (Roghani et al, 1994 Spivak-Kroizman et al, 1994). As mentioned above, binding of FGFs to their receptors exhibits only partial specificity. Thus the tissue distribution of FGFR expression, the presence and concentration of a specific ligand, and the relative affinity of the ligand -receptor interaction will all determine whether a specific FGF can activate a specific FGFR in a tissue or organ.

FGFs (and thus FGF signaling) have been implicated in a variety of physiological and pathological processes. As mentioned above, many FGFs are angiogenic, because they can interact with specific receptors (mainly FGFR-1) which are present on the surface of vascular endothelial cells. In addition to induce proliferation of fibroblasts and in some cases of epithelial cells, they are potent neurotrophic factors, as they increase the survival of neurons in culture, and may influence the proliferation and differentiation of neuronal progenitor cells (Temple and Qian, 1995). FGFs can also induce or inhibit differentiation in a variety of cell types (e.g. of myoblasts into myotubes). Furthermore, several FGFs have been identified as oncogenes, because their ectopic expression can create an autocrine growth loop in cells expressing the appropriate receptors. They can also function as tumor progression agents by inducing tumor vascularization (Basilico and Moscatelli, 1992).

In spite of an impressive number of publications, the roles that FGFs play vivo in tissue homeostasis, regeneration and development are only beginning to be understood.  Several lines of evidence indicate that FGF signaling plays a major role in development. FGF signaling has been shown to be important for mesoderm induction in Xenopus (Amaya et al, 1991; Amaya et al, 1993). Developmental abnormalities are associated with knock-out of the FGF-4, FGF-8 and FGF-3 genes as well as of FGFR-1 and FGFR-2 (Mansour et al, 1993; Deng et al, 1994; Yamaguchi et al, 1994; Feldman et al, 1995) and targeting of dominant-negative receptor molecules to various organs in transgenic mice also results in a variety of defects in development (Werner et al, 1993; Peters et al, 1994; Mima et al, 1995; Campochiaro et al, 1996). Furthermore, a number of autosomally dominant genetic syndromes leading to bone malformations, including achondroplasia, Crouzon syndrome, thanatophoric dysplasia etc., have been linked to mutations in FGFR-1, 2 and 3 (Muenke and Schell, 1995). These mutations, which occur in different regions of the receptor molecules, appear to share the property of being “activating”/mutations, ie. to produce a receptor which signals in a ligand-independent manner (Webster and Donoghue, 1996; Galvin et al 1996; Naski et al, 1996; Li et al, 1997). However, the precise mechanism by which uncontrolled FGF signaling leads to skeletal and skull malformations has not yet been elucidated.

The situation in the adult is far less clear. While many FGFs have been shown to be angiogenic in a variety of experimental settings, and exert other important effects on tissue homeostatis (e.g. promote neuronal survival) (Basilico and Moscatelli, 1992; Baird, 1994), studies on mice in which specific FGF genes which are normally expressed in the adult have been inactivated by homologous recombination has produced somewhat surprising results. Knock-out of FGF-5 only produces a long-hair phenotype (Hebert et al, 1994), and no defect in wound healing

3

has been associated with the knock-out of FGF-7 (Guo et al, 1996).  Knock-out of one of the FGF prototypes, FGF-2 (basic FGF) produces no overt phenotype, although subtle defects have begun to emerge (Ortega S. and Basilico, C., unpublished results). A likely explanation for these observations is that the FGF family of growth factors exhibits a high degree of redundancy, such that one FGF can easily fulfill the function of another (e.g. FGF-1 for FGF-2).

The answer to some of the questions raised above will undoubtedly derive from the many experiments of gene knock-out, transgenic expression etc: that are being carried out in our as well as in other laboratories, and will certainly suggest rational and perhaps unexpected indications for FGFs in clinical interventions. For present and future usages of FGFs in a clinical setting it will be however desirable to create new FGF molecules with broader spectrum of action and higher potency or stability. We plan to create such molecules, starting from FGF-4, which is the main subject of this research agreement FGF-4 is normally only expressed during development, where it plays an important role in post-implantation development and limb bud formation. It is a secreted protein which has already been shown to be a potent mitogen for a variety of cells and to be angiogenic in vivo.

SPECIFIC AIMS OF THE RESEARCH PROGRAM

As mentioned above, FGFs exhibit only partial specificity for binding to their receptors. For example, while at present FGF-1 appears to be the ligand capable of binding and activating with very high affinity all known FGF receptor isoforms (Ornitz et al, 1996), FGF-1 is quite unstable and may not be the best universal activator. Similarly, FGF-4 binds with high affinity to FGFR-2 and with somewhat lower affinity to FGFR-1, but does not bind with high affinity FGFR-3 and-4, FGF-2

4

binds equally well FGFR-1 and-2, but is a poor ligand for all other receptors. It would be desirable therefore for experiments of gene therapy or for any clinical use to develop FGF ligands which either bind only one of the receptors, or exhibit broad specificity together with high potency.  Furthermore, in clinical application of molecules, such as FGF-4, immunogenicity could pose a problem. Thus, if possible, it would be also desirable to generate a new FGF ligand with low immunogenicity.

We already know from previous studies that subtle alterations in the ligand structure can result in higher affinity receptor binding. A case in point is the K140 truncated FGF-4 molecule (Bellosta et al, 1993), which binds FGFR-1 and FGFR-2 (but not FGFR-3 and -4) with higher affinity than FGF-4, and is consequently about 5 times more potent as a mitogen in cells expressing these receptors. Preliminary studies also indicate that K140 is more stable than FGF-4. We propose therefore to study the possibility of creating, starting from the FGF-4 molecule, and maintaining its secreting properties, new FGF ligands with increased binding efficiency to specific receptors, with an emphasis on receptors expressed in cardiac myocytes or heart endothelial cells. In addition we will try to create molecules which are more stable and possibly less immunogenic than the ones presently available. This investigation will require a preliminary study of exactly what type of receptors are expressed in the heart tissues. Although the available evidence suggests that it is mainly FGFR-1, this will have to be confirmed. Furthermore, the design of new FGF-4 molecules would obviously benefit from the knowledge of the tridimensional structure of FGF-4. We plan to collaborate with a group of x-ray crystallographers to obtain this information. The crystal structures of FGF-1 and FGF-2 are known, and some knowledge can also be derived from those.

5

The strategy that we plan to follow will consist of creating either N-terminally shorter FGF-4 molecules, similar to the K140 molecule previously described, chimeric molecules between FGF-4 and other FGFs, or specific mutations in conserved and non-conserved domains of FGF-4 (or K140).  The receptor binding domain(s) of FGF molecules have not yet been precisely identified, possibly because they are conformational domains. It is however known that specific regions of these molecules contribute to receptor binding specificity (Seddon et al, 1995) and this knowledge will help in designing new FGF molecules. According to the most recently published data (Ornitz et al, 1996) FGF-4 is a highly potent activator of FGFR-1, FGFR-2 (the IIIc isoforms) and of FGFR-4. These data however are at some variance with our binding data, which indicate a binding affinity decreasing from FGFR-2c > FGFR-lc > FGFR4. While these discrepancies may be explained by a variety of factors, it is clear that FGF-4 binds to and activates poorly the FGFR-2b form. Since this receptor is preferentially expressed in cells of ectodermal origin (e.g. keratinocytes) it would be desirable to obtain an FGF-4 molecule capable of activating FGFR-2b as well as the other receptors. This will be the first objective of this program.  Mutant FGF-molecules will be expressed in mammalian cells as secreted proteins, or in bacteria as mature proteins, and tested in vitro for receptor activation, mitogenicity, stability, etc. Cell lines expressing specific FGF receptors as well as a variety of endothelial cell lines are all available in our laboratory.

REFERENCES

Amaya, E., Musci, T.J. and Kirschner, M.W. (1991) Cell 66:257-270

Amaya E., Stein, P.A., Musci, T.J. and Kirschner, M.W. (1993) Development 118:477-487

6

Baird, A. (1994) Curr. Opin. Neurobiol. 4:78-86

Basilico, C. and Moscatelli, D. (1992) Adv. Cancer Res, 59:115-165

Bellosta, P., Talarico, D., Rogers, D. and Basilico, C. (1993) J of Cell Biol 121:705-713

Campochiaro, P.A., Chang, M., Ohsato, M., Vinores, S.A., Nie, Z., Hjelmeland, L., Mansukhani, A., Basilico, C. and Zack, D.J. (1996) J. Neurosci. 16:1679-1688

Deng, C.X., Wynshaw-Boris, A., Shen, M.M., Daugherty, C., Ornitz, D.M. and Leder, P. (1994) Genes & Dev. 8:3045-3057

Feldman, B., Poureymirous, W., Papaioannou, V.E., DeChiara, T.M. and Goldfarb, M.(1995) Science 267:246-248

Galvin, B.D., Hart, K.C., Meyer, A.N., Webster, M.K. and Donoghue, D.J. (1996) Proc. Natl. Acad. Sci. 93:7894-7899

Li, Y., Mangasarian, K., Mansukhani, A. and Basilico, C. (1997) Oncogene, in press

Mima, T., Ueno, H., Fischman, D.A., Williams, L.T. and Mikawa, T. (1995) Proc. Natl. Acad. Sci. 92:467-471

Muenke, M. and Schell V. (1995) TIGS 11:308-313

Naski, M.C., Wang, Q., Xu, J. and Ornitz, D.M. (1996) Nature Genetics 13:233-237

7

Ornitz, D.M., Xu, J., Colvin, J.S., McEwen, D.G., MacArthur, C.A., Coulier, F., Gao, G. and Goldfarb, M. (1996) J. Biol. Chem. 271:15292-15297

Peters, K., Werner, S., Liao, X., Wert, S., Whitsett, J. and Williams, L. (1994) EMBO J. 13:3296-3301

Roghani, M., Mansukhani, A., Dell’Era, P., Bellosta, P., Basilico, C., Rifkin, D.B. and Moscatelli, D. (1994) J. Biol. Chem. 269:3976-3984

Seddon, A.P., Aviezer, D., Li, L.Y., Bohlen, P. and Yayon, A. (1995) Biochemistry 34:731-736

Spivak-Kroizman, T., Lemmon, M.A., Dikic, I., Ladbury, J.E., Pinchasi, D, Huang, J., Jaye, M., Crumley, G., Schlessinger, J., and Lax L. (1994) Cell 79:1015-1024

Temple, S. and Qian, X. (1995) Neuron 15:249-252

Webster, M.K. and Donoghue, D.J. (1996) EMBOJ. 15:520-527

Werner, S., Weinberg, W., Liao, X., Peters, K.G., Blessing, M., Yuspa, S.H., Weiner, R.L. and Williams, L.T. (1993) EMBO J. 12:2635-2643

Yamaguchi, T.P., Kendraprasad, H., Henkemeyer, M and Rossant, J. (1994) Genes & Dev. 8:3032-3044

8

Appendix III. Collateral Therapeutics Development Plan

Anglogenesis: Myocardial Ischemia Draft Timeline

Activity	Duration	Start	Finish	1997	1998	1999	2000	2001	2002	2003	2004
Anglogensis: Myocardial Ischemia	344w	3/1/97	10/3/03	@	@	@	@	@	@	@
FGF-4 gene Identified	0w	3/1/97	3/1/97	**
File IND	0w	5/29/98	5/29/98		**
File PLA with FDA	0w	9/27/02	9/27/02						**
PLA approval	0w	10/3/03	10/3/03							**

Project: Anglogenesis

Date: 3/3/97

*	Task
**	Milestone
***	Critical
****	Progress
@	Summary

Anglogenesis: Peripheral Vascular Disease Draft Timeline

ID	Activity	Duration	Start	Finish	1997	1998	1999	2000	2001	2002	2003	2004
1	Anglogensis: Peripheral Vascular Diseas	312w	1/1/97	12/24/03	@	@	@	@	@	@
2	Pre-clinicial research	98w	1/1/97	11/3/93	@	@
3	Recombinant adenovirus/In vitro testi	39w	1/1/97	9/30/97	*
4	In vivo studies(plg)	62w	2/26/97	6/5/98	*	*
5	Toxcology studies	28w	5/6/98	11/3/98		*
6	Pharmacodynamics study	39.2w	6/27/97	5/27/98	*	*
7	Formulation & stability studies	39w	10/1/97	6/30/98	*	*
8	File IND	0w	11/3/98	11/3/98		**
9	Clinical	221w	10/1/97	12/25/01	@	@	@	@	@
10	Pilot product manufacturing	70w	10/1/97	2/2/99	*	*
11	Clinicial studies	143w	12/16/98	9/11/01			*	*	*
12	File market approval with FDA	0W	12/25/01	12/25/01					**
13	Marketing	52W	12/26/01	12/24/02						@
14	Large scale production	52W	12/26/01	12/24/02						*
15	Product marketing/sales	0W	12/24/02	12/24/02						**

Project: Peripheral Vascular Dise

Date: 3/13/97

*	Task
**	Milestone
****	Progress
@	Summary

FIRST AMENDMENT TO AGREEMENT

This First Amendment to Agreement (hereafter “Amendment”) is effective on April 28, 1998 by and between COLLATERAL THERAPEUTICS INC., a corporation organized and existing under the laws of California, having a place of business at 9360 Town Centre Drive, San Diego, California 92121 (hereafter “CORPORATION”); and NEW YORK UNIVERSITY, a corporation organized and existing under the laws of the State of New York, having a place of business at 70 Washington Square South, New York, New York 10012 (hereafter “NYU”),

WITNESSETH:

WHEREAS, CORPORATION and NYU entered into a certain agreement made and effective as of March 24, 1997 (the “Agreement”), pursuant to which, inter alia. CORPORATION undertook to sponsor certain research at NYU and NYU granted to CORPORATION a license to certain Research Technology (as such term is defined in the Agreement); and

WHEREAS, CORPORATION and NYU desire to expand the scope of the research under the terms and conditions of the Agreement as specified herein; and

WHEREAS, NYU desires to perform such research; and

WHEREAS, CORPORATION desires to provide additional research funds to NYU for the performance of such research by NYU;

NOW, THEREFORE, in consideration of the premises and the covenants, conditions and promises set forth below, the parties hereto hereby agree as follows:

1.             Except as expressly provided for herein, all terms and conditions of the Agreement shall remain in full force and effect.

2.             Terms which are defined in the Agreement shall have the same meanings when used in this Amendment, unless a different definition is given herein.

3.             Section 1(m) of the Agreement shall be, and hereby is, amended in its entirety so that, as amended, said Section 1(m) shall read as follows:

1(m)        “NYU Research Project” shall mean the investigations at NYU during the Research Period into the Field under the supervision of the NYU Scientist in accordance with the research program, described in annexed Appendix II and in annexed Exhibit A to the Amendment, each of which forms an integral part hereof.

4.             Section 4(a) of the Agreement shall be, and hereby is, amended in its entirety so that, as amended, said Section 4(A) shall read as follows:

4(a)         As compensation to NYU for work to be performed on the NYU Research Project during the Research Period, subject to any earlier termination of the Research Project pursuant to Section 3(a) hereof, CORPORATION will pay NYU the total sum of $675,000, payable in six successive semiannual installments, commencing on the Effective Date; the first three installments shall be in the amount of $100,000 each; the fourth installment shall be in the amount of $175,000; the fifth and sixth installments shall be in the amount of $100,000 each.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as follows:

NEW YORK UNIVERSITY		COLLATERAL THERAPEUTICS, INC,

By:	/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]

Title:	Vice President for Industrial Liaison	Title:	COO & CFO

Date	5.1.98	Date:	April 29, 1998

EXHIBIT A

Specific Aims

Our plan is to construct a mammalian expression vector expressing a truncated form of FGF-4 (K140, Bellosta, et al, J Cell. Biol. 121:705-713, 1993). This truncated form of FGF-4 was shown to result from the spontaneous cleavage of unglycosylated FGF-4 molecules at position 66 of the FGF-4 precursor protein, and was shown to have higher biological activity and receptor binding affinity than the wild-type, mature FGF-4. Thus such a molecule should have desirable properties in experiments aimed at inducing collateral circulation in the myocardium of patients with coronary stenosis.

Research Plan

We have plasmids expressing the unglycosylated mutant of FGF-4, whose protein product is cleaved in tissue culture by a cellular protease to produce K140. However, since this protease is unknown, there is no guarantee that it may be expressed in all tissues and operate efficiently in vivo.  Therefore we will construct a plasmid which should only produce directly the K140 protein. The strategy to produce this plasmid will be as follows: We will create two deletions (see diagram) linking the FGF-4 signal peptide to the N-terminus of K140, that should produce three possible peptides differing only in the number of Alanines (1, 2 or 3) at their N-terminus. The FGF-4 signal peptide naturally causes cleavage in two positions in the FGF-4 precursor protein, downstream of A30 or A31 and presumably this type of cleavage will be preserved in the internally deleted molecule, which should produce mature forms of 140 amino acids (K140, 2A at the N-terminus) 141 (3A at the N-terminus), or 139 (1A at the N-terminus).  We do not know whether the presence of an additional Alanine or the lack of one will alter the properties of K140, although that seems unlikely, and that is the reason why it may be useful to have two constructs.  The construction of these plasmids although apparently simple is going to be laborious because of the high GC content of the 5’ of the FGF-4 cDNA. The method which will be used is the following:

pGemKS3A (encoding the wild type FGF-4) will be linearized with Pvul and subjected to PCR. Primers used will be GGG GGC GCC GCC GCG GCC GTC CAG AGC GGC GCC GGC (spanning the deletion from nt 342 to 441) and SP6. The PCR product will be cloned in the TA vector (Invitrogen) and used as a template for two rounds of PCRs with oligos extending the 5’ end till bp 258 of the FGF-4 cDNA (including a Eco47III site at 281 bp). These two rounds of PCRs will be performed by preheating the samples at 94° C for 10 minutes and PCR performed as before except that the annealing temperature will be 65° C and include 10% DMSO. For each round the PCR product will be gel purified. The product will be cloned into TA vector and sequenced to verify the deletion junction. The presence of the Eco47III site will be verified by restriction digestion. This site will be used to insert the Eco47III fragment from pGEMKS3B containing the 281 bp 5’ end fragment of the FGF-4 cDNA. All PCR generated mutations downstream of the deletion will be eliminated by cloning the NgoM1 fragment containing the deletion into the PGEMKS3B vector cut with NgOM1 in order to reconstitute the deletion-containing full length coding sequence. Finally, the EcoRI fragment containing the full length cDNA encoding the internally deleted FGF-4 will be isolated, and subcloned into p91023B mammalian expression vector.

Once the deleted molecules are constructed, they will be inserted into a mammalian expression vector and tested for expression, production and secretion of the correct protein, and biological activity of the protein produced. This will be tested in a mitogenic assay comparing it to known amounts of recombinant FGF-4, and by testing the ability of the plasmids encoding the deleted molecule to transform NIH3T3 cells. We will also determine the stability of the protein produced upon thermal inactivation. If these assays prove satisfactory, the mutated cDNA will be available for insertion into Adenovirus vectors and testing in the pig model of coronary stenosis.

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1	MSGPGTAAVALLPAVLLALLAPWAGRGGAAAPTAPNGTLEAELERRWESL	50

51	VALSLARLPVAAQPKE K140AAVQSGAGDYLLGIKRLRRLYCNVGIGFHLQALP	100

101	DGRIGGAHADTRDSLLELSPVERGVVSIFGVASRFFVAMSSKGKLYGSPF	150

151	FTDECTFKEILLPNNYNAYESYKYPGMFUALSKNGKTKKGNRVSPTMKVT	200

201	HFLPRL	206

1)      Amino acid sequence of the human K-FGF precursor protein. The hydrophobic signal peptide is underlined. The arrows indicate the sites of cleavage of the mature, secreted form of K-FGF. Asterisks indicate the glycosylation signal. The bracket indicates the sites of cleavage which generates the 15-kD K140 protein.

MSGPGTAAVALLPAVLLALLAPWAGRGGAAAAAVQSGAGD

MSGPGTAAVALLPAVLLALLAPWAGRGGAAAAVQSGAGD

2)      Sequence encoded in the deleted molecules. The arrows indicate the expected sites of cleavage downstream of the signal peptide.

3

SECOND AMENDMENT TO AGREEMENT

This Second Amendment to Agreement (hereafter “Second Amendment”) is effective on March 24, 2000 by and between COLLATERAL THERAPEUTICS INC., a corporation organized and existing under the laws of Delaware, having a place of business at 11622 El Camino Real, San Diego, California 92130 (hereafter “CORPORATION”); and NEW YORK UNIVERSITY, a corporation organized and existing under the laws of the State of New York, having a place of business at 70 Washington Square South, New York, New York 10012 (hereafter “NYU”).

WITNESSETH:

WHEREAS, CORPORATION and NYU entered into a certain agreement made and effective as of March 24, 1997 and First Amendment to Agreement effective as of April 28, 1998 (together the “Agreement”), pursuant to which, inter alia, CORPORATION undertook to sponsor certain research at NYU and NYU granted to CORPORATION a license to certain Research Technology (as such term is defined in the Agreement); and

WHEREAS, CORPORATION and NYU desire to extend the term of the research period and expand the scope of the research under the terms and conditions of the Agreement as specified herein; and

WHEREAS, NYU desires to perform such research; and

WHEREAS, CORPORATION desires to provide additional research funds to NYU for the performance of such research by NYU;

NOW, THEREFORE, in consideration of the premises and the covenants, conditions and promises set forth below, the parties hereto hereby agree as follows:

1.             Except as expressly provided for herein, all terms and conditions of the Agreement shall remain in full force and effect.

2.             Terms which are defined in the Agreement shall have the same meanings when used in this Second Amendment, unless a different definition is given herein.

3.             Section 1(1) of the Agreement shall be, and hereby is, amended in its entirety so that, as amended, said Section 1(1) shall read as follows:

1(1)        “Research Period” shall mean the six-year period commencing on the Effective Date hereof and any extension thereof as to which NYU and CORPORATION shall mutually agree in writing.

4.             Section 1(m) of the Agreement shall be, and hereby is, amended in its entirety so that, as amended, said Section 1(m) shall read as follows:

1(m)       “NYU Research Project” shall mean the investigations at NYU during the Research Period into the Field under the supervision of the NYU Scientist in accordance with the research program, described in annexed Appendix II, in annexed Exhibit A to the First Amendment, and in annexed Exhibit A to the Second Amendment each of which forms an integral part hereof.

5.           Section 4(a) of the Agreement shall be, and hereby is, amended in its entirety so that, as amended, said Section 4(A) shall read as follows:

4(a)        As compensation to NYU for work performed on the NYU Research Project during the Research Period, subject to any earlier termination of the Research Project pursuant to Section 3(a) hereof, CORPORATION will pay NYU (i) the sum of $675,000, payable in six successive semiannual installments, commencing on the Effective Date; the first three installments shall be in the amount of $100,000 each; the fourth installment shall be in the amount of $175,000; the fifth and sixth installments shall be in the amount of $100,000 each; NYU acknowledges that as of September 28, 1999, CORPORATION has paid this amount in full; and (ii) the sum of $396,000 payable in six, equal, successive semiannual installments, the first of which shall be due within fifteen (15) days after the signature of this Second Amendment by the last party to sign (the “Execution Date”).

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as follows:

NEW YORK UNIVERSITY		COLLATERAL THERAPEUTICS, INC.

By:	/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
	Vice Dean for Industrial Liaison		President and Chief Operating Officer
and Research Administration

Date:	7/24/00	Date:	07-05-00

EXHIBIT A

to the Second Amendment

Structural and biological analysis of the interaction of FGF4 with FGF receptors

INTRODUCTION

The family of fibroblast growth factors (FGF) is one of the largest family of growth factors with a multiplicity of biological functions which impact on a variety of biological processes. FGFs can affect the proliferation and differentiation of a variety of cells of mesenchymal and neuro-ectodermal origin, and it has become evident that, clearly the most important role of FGF signaling is during development (1,2).

FGF signaling has been shown to play a major role in a number of developmental processes, including embryonic mesoderm induction and post-implantation blastocyst development. FGF signaling is also essential for the development of limb and lungs and unregulated FGF signaling leads to a variety of human bone morphogenic disorders, including dwarfism and craniosynostosis syndromes. FGFs are also potent angiogenic factors; the sprouting of new blood vessels from a pre-existing one is an essential physiological process in development, but also plays a major role in human diseases, such as diabetic retinopathy, arteriosclerosis, and cancer (2).

The FGF family includes at present twenty-two members including four (FGF11- 14, FHF) which may not be bonafide FGFs. Ten (FGF1-10) are best characterized (1,2). FGFs action is mediated by their interaction with high affinity receptors. FGF receptors (FGFR) also constitute a family of four related, membrane spanning tyrosine kinases, with a conserved structure, including three Ig-like loops in the extracellular domain, and a split cytoplasmic tyrosine kinase domain (1-3). The FGFR genes produce m-RNAs which can undergo alternative splicing to produce different FGFR isoforms.  Splicing alternatives which result in modification of the sequence of the third Ig loop are biologically important, as they can alter the binding specificity of the receptor. Binding

1

of FGFs to their receptors shows only partial and overlapping specificity, such that one receptor can bind multiple ligands with variable affinity (3,4).

This complex system of ligand-receptor specificity is also characterized by the fact that FGFs need to interact with the so called low-affinity receptors, which consist of cell surface Heparan sulfate proteoglycans (HSPG) and can be replaced by soluble heparin, in order to activate FGFRs (5). Receptor activation requires interaction of FGFs with HSPG or heparin. These molecules simultaneously interact with the receptor forming a trimeric receptor-heparin-ligand structure (6,7). Heparin oligosaccharides also exhibit considerable specificity in ligand/receptor interaction (8). Thus the interaction of FGFs with their receptors is regulated at a variety of levels, including growth factor expression, specificity of receptor binding and interaction with HSPG.

FGFs range in molecular weight from 18 to 29 kDa and show 13-71% aminoacid identity. All members share a conserved, centrally located, “core” region, of about 100 aminoacids, common to all FGFs (1,2). Outside of this “core” structure, their sequences diverge considerably.

The FGFR family includes four identified genes and numerous subtypes of alternative spliced isoforms, particularly within the FGFR1 and FGFR2 genes (3,9). FGFRs have an extracellular domain which binds the ligand, a transmembrane segment and a cytoplasmic tyrosine kinase domain, which can be activated by phosphorylation. The extracellular portion comprises three Ig-like domains, Dl, D2, and D3, with an acidic stretch of approximately 30 residues, between Dl and D2. Isoforms generated by alternative splicing include receptors that lack Ig-like domain D1 or both D1 and the acidic box, as well as variants having two alternative sequences, called IIIb and IIIc for the C-terminal half of the third Ig-like D3 domain (3,9). As alluded to above, these latter splice forms alter ligand specificity, in agreement with the finding that D3 is an

2

important site for ligand binding (see below). Furthermore, the IIIc forms of FGFR1 and FGFR2 are expressed exclusively in mesenchymally derived cells, while the IIIb forms are expressed in cells of epithelial origin. Members of the FGFs family bind FGFRs with varying affinities. FGF1 binds with high affinity to the four receptors and to all the known isoforms. FGF4 binds FGFR1 and FGFR2 with high affinity, and FGFR3 and FGFR4 with a lower affinity. FGF3, FGF7 and FGF10 only interact with the IIIb splice variant form of FGFR2, (also known as the KGFR)(4).

Experiments of gene knock-out in mice have revealed considerable redundancy in the FGF gene family, perhaps not surprising since multiple FGFs can activate the same receptor (2). This could be one of the reasons why so far an angiogenic phenotype has not been demonstrated in any single FGF knock-out mice. Nevertheless, a considerable body of evidence indicates that most of the FGFs are potent angiogenic agents in a variety of experimental animal models. The most important FGFs for angiogenesis are probably those which can interact with FGFR1 and FGFR2 (IIIc), which are the major FGFRs expressed by endothelial cells, FGF4, on which we have concentrated most of our studies, is angiogenic in mice, rabbit and pig hearts.

Recently the crystal structures of FGF2 bound to the extracellular domain of FGFR1, and that of FGF1 bound to FGFR2 have been determined (6,7). The crystal structure of the extracellular ligand binding domain of FGFRl (D2 and D3) in complex with FGF2 at 2.8 A resolution shows two FGF2 molecules (residues 16-144), two D2-3 molecules (residues 149-359) in 1:1 complex, and four sulfate ions (6). The structure of the FGF1/FGFR2 complex is very similar (7). The dimeric structure is stabilized by direct receptor-receptor interaction (D2-D2) and interaction between FGF2 and D2 of the other receptor in the dimer. The two FGF2 molecules are on opposite sides of the dimer and are not in contact. A positively charged canyon is formed between the two

3

D2 domains of FGFR, extending onto the heparin binding sites of the ligand. This canyon is likely to make-up the heparin binding site of the receptor. A ternary structure is formed, probably occurring first by binding of FGF to FGFR in a 1:1 complex, which then associate into signaling dimers in the presence of heparin (6). Thus the specificity of FGF interaction with FGFR depends on a variety of factors: 1) Binding of the ligand to the D2 and D3 domains and intervening sequences. 2) Binding of the ligand as well as of the receptor to heparin or specific heparin sulfate proteoglycans. 3) Interaction between the D2 domains of dimerizing receptor molecules. Modification of any of these parameters would alter the ability of each ligand to interact with specific FGER, suggesting that a structural and mutational analysis of the precise contact points between ligand and receptor, and/or ligand and heparin could be fruitful for the creation of novel FGF molecules.

SPECIFIC AIMS

1.       To obtain the crystal structure of FGF4 bound to its highest affinity receptor, FGFR2.

2)      To identify the FGF4 residues that contact FGFR and mediate its activation.

3)      To utilize the knowledge generated by the studies described above to create FGF4 mutants with novel or broader affinity to FGFR and possibly FGFR antagonists.

PRELIMINARY REULTS

In order to obtain a detailed insight into the three-dimensional structure of FGF4, we determined its crystal structure at 2.8A resolution (Figure 1). For these studies we used a cDNA encoding only a truncated FGF4 molecule missing the first 43 N-terminal

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aminoacids of the mature protein. The protein expressed and purified from bacteria has full biological activity, in line with the observation that a truncated FGF4 molecule lacking the 35 N-terminal residues (32-67; residues 1-31 encode for the signal peptide) retains potent biological activity and displays higher receptor binding affinity compared to that of full length FGF4 (10). Based on the crystal structure, we predicted that residues F129, FF135/136, FF15Q/151, Y172, that are exposed to the surface of the molecule, could be relevant for FGF4 receptor binding. However, when FGF4 molecules in which these residues had been mutated were tested for biological activity, some of these predictions turned out not to be correct, since mutation of these residues did not affect the biological activity of FGF4 (see Table 1). Because of the similarity between FGF2 and FGF4, we thus superimposed the structure of FGF4 on that of FGF2 in complex with FGFR1 (Figures 2 and 3). By analyzing the data of the complex, we identified residues Y87, Y166, E159, L203, R205 as possible primary interacting sites between FGF4 and D2 and D3 of FGFR1. Some of these predictions are in agreement with previous studies on the importance of these FGF residues in receptor binding. Replacement of Y24 and Y103 by alanine in FGF2, which correspond to residues 87 and166 in FGF4, resulted in a dramatic decrease in FGFR1 binding. Substitution of E96 with alanine in FGF2, corresponding to E196 in FGF4, also results in more than 100 fold reduction in receptor binding (11).

We have created a series of FGF4 mutants by site directed mutagenesis (Table 1). We have expressed and produced the mutants in a mammalian system using COS cells and subsequently analyzed the biological activity of these mutants in a DNA synthesis assay, using NIH3T3 cells (Figure 4). The results of these experiments are summarized in Table 1. Unfortunately, many of the mutants constructed appear not to be efficiently produced in COS cells. Thus we plan to express these mutants in bacteria, purify these

5

factors and determine their ability to bind and activate FGF receptors in comparison to that of wild type FGF4 (see below). It should also be mentioned that the use of bacterially produced, recombinant FGF4 molecules will allow us much more precise determination of their receptor affinity, interaction with heparin, etc. than is possible using supernatants from transfected COS cells.

AIM 1. Crystal structure of FGF4 bound to FGFR2.

As discussed above, a number of predictions on the FGF4 domains which interact and play a role in the activation of FGFR were made on the basis of the crystal structure of this growth factor in isolation, but these predictions are not always correct, as clearly conformational changes occur during receptor-ligand interaction or interaction of the ligand/receptor with heparin. The superimposition of FGF4 on the known structure of FGF2 bound to FGFR1 allows more accurate predictions, but still suffers from the problem of relying on the conservation of FGF structure and is unlikely to highlight unique features of FGF4 or of its interaction with FGFR (Figures 2 and 3). We plan therefore to obtain the crystal structure of FGF4 bound to FGFR2, its highest affinity receptor. We will use the FGF4 construct described above (missing the 43 N-terminal aminoacids) because it has full biological activity and easier to express and purify to high concentration. Similarly we will use FGFR2 molecules containing only D2 and D3 as previously used for the structure of the FGF2/FGFR1 complex. Proteins will be expressed in E. Coli and we will follow the strategy described in ref. (6).

Another interesting aspect of the interaction between FGF and FGFR is the role and sites of interaction of heparin with the receptor and the ligand (Figure 3). The two structures recently described were obtained in the absence of heparin. Thus the heparin sites of interaction were inferred from the position of sulfate ions on the structure. It

6

should be very interesting to verify whether these hypotheses are correct, and whether they also apply to FGF4, and therefore we will attempt to obtain the structure of FGF4/FGFR2 complex in the presence or absence of specific heparin oligosaccharides (classical heparin preparations are too heterogeneous for crystallographic studies). This will be important for future studies and possible modification of the heparin binding sites on the ligand or the receptor.

AIM 2. Identification of residues that are relevant for the binding of FGF4 with its high affinity receptors.

Since the mutants, FF150/151GG, FF135/136AA, Y166A and N167A are not produced and/or secreted in COS cells (see Table 1), we have decided to change our strategy and to produce all mutants in bacteria.  As described under Preliminary Results we superimposed the structure of FGF4 with that of FGF2 in complex with D2 and D3 of FGFR1 (Figure 2). Based on the model that was generated, we have identified residues Y87, Y166, E159, L203, R205 of the FGF4 as likely to be directly involved in high affinity receptor binding. By molecular dynamics calculations however, we have determined that the residues F129, F136 and F151 could also be relevant for the stability of the binding of FGF4 with the receptor.

Switch aminoacid mutagenesis has and will be carried out following the Quick Change TM site directed mutagenesis kit (Strategene) using the pET15b-FGF4 vector as a template. This plasmid was used for the production of FGF4 used for the crystal structure. In the pET15b vector the FGF4 cDNA was cloned under the LacZ T7 inducible promoter (Novagene). The presence of the mutation in the cDNA will be analyzed by sequencing and the production and purification of the mutant protein will be done according to the protocol described in Plotnikov et al (6), The biological activity

7

of the purified proteins will be tested in a DNA synthesis assay using NIH3T3 cells and compared to that of wild-type FGF4. Studies on the affinity of the FGF4 mutants with its high receptors will be performed by Scatchard analysis on a CHO cell line expressing FGFR2. Briefly, the purified protein will be iodinated using the 125-1 labeled Bolton-Hunter reagent. Scatchard assays will be performed as described in (10). Relatives dissociation constants (Kd) of the mutants will be calculated and compared with that of wt-FGF4. These results will be confirmed also by competition experiments for binding to FGFR2, using iodinated FGF4 or FGF2 as the ligand (10). As previously described, FGF2 binds FGFR2 with the same high affinity as FGF4 (4). In order to study if binding of the FGF4 mutants with its high affinity receptor results in weaker receptor activation, we will also analyze the ability of the mutants to phosphorylate FGFRs. These experiments will be performed by conventional receptor phosphorylation assays using CHO cells expressing FGFR2. Briefly, CHO-FGFR2 cells will be serum starved for 24 hours and treated for 10 minutes with 100 ng of either wt FGF4 or the mutants. Cells will be lysed in 1% Triton buffer and subjected to immunoprecipitation using anti-FGFR2 antiserum. Immunoprecipitates will be resolved in SDS-PAGE and proteins blotted on a nitrocellulose membrane. Immunoblotting will be performed using anti phosphoytyrosine and anti FGFR2 antisera.

While these experiments are in progress, we should be able to obtain the crystal structure of FGF4 bound to FGFR2, As discussed above, this is likely to provide more precise information on the FGF4/FGFR2 interaction, that should complement, extend or correct some of the predictions made on the basis of superimposing FGF4 on the FGF2/FGFR1 complex. In particular, the results of the experiments in the presence of heparin should be very useful. Thus, similarly to what is described above, we will

8

generate new mutants of FGF4 and test their ability to interact with the receptor, and with heparin.

Taken together, these experiments should provide a comprehensive description of the mechanisms determining the interaction of FGF4 with its receptor and suggest strategies to design mutated forms of FGF4 with increased, decreased, or broader binding of FGFRs.

AIM 3. Creation of FGF4 mutants with novel or broader binding specificity to FGFR.

Structure-based site directed mutagenesis in FGFs identified two putative receptor binding sites: a primary site that contributes to most of the high affinity interaction of FGFs with FGFRs, and a secondary site that exhibits low receptor binding affinity but is required for receptor activation. It was suggested that the secondary binding site may confer to FGFs the ability to bind the FGFRs with different affinities (12). FGF7 is ideal for this type of study since it only recognizes the FGFR2bIII isoform, or KGFR (13). Since FGF4 does not bind KGFR with appreciable affinity (4), it is possible to study if substitution of particular residues of the FGF7 molecule into the FGF4 increases binding of the new chimeric FGF4/FGF7 for KGFR. Based on the model that was generated with the crystal structure of FGF7 (14), we believe that the b4/b5 loop from aminoacid 103 to 107 (RTVAV) of FGF7 is probably relevant for its biological activity and for its receptor binding affinity to KGFR. Based on subsequent studies of this and other models, we also predict that the substitution of A106 of FGF7 with valine would increase the probability of binding of the new chimera to KGFR. We will substitute the residues SRVER from aminoacid 119 to 123 of FGF4 with the aminoacid RTVVV from aminoacid 103 to 107 of FGF7.

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Switch aminoacids mutagenesis will be carried out by site directed mutagenesis as described above, using the pET15b-FGF4 vector as a template. The protein will be expressed in bacteria and purified as described (6). The chimeric FGF4/FGF7 will be tested for its ability to bind and activate KGFR. We will initially express the KGFR in CHO-DG44 cells which do not express any of the member of the FGFR family (1). The plasmid encoding for the KGFR cDNA will be transfected into the CHO cells together with an excess of a plasmid encoding for the resistance for Neomycin. Positive clones will be selected and expression of the receptor will be tested in western blot analysis using an antibody that recognizes the KGFR. Affinity of the chimera FGF4/FGF7 for KGFR will be calculated and compared with that of wt-FGF7. Schatchard analysis and competition experiments will be performed using CHO expressing KGFR or FGFR2, for which FGF4 has high affinity (4). We will also analyze the ability of the chimeric FGF4/FGF7 ligand to activate the KGFR receptor in phosphorylation experiments. Briefly, CHO cells expressing either the KGFR or the FGFR2 will be serum starved for 24 hours and increasing concentration of FGF4/FGF7 will be added to the cells for 10 minutes. KGFR will be immunoprecipitated from total cell lysates and its level of phosphorylation will be analyzed by immunoblot experiments using antiphosphotyrosine antiserum. As a positive control we will use wt-FGF4 and wt-FGF7 for FGFR2 and KGFR phosphorylation.

While these studies will provide useful information on the possibility of designing new FGF4 molecules, it is not clear whether the chimeric FGF4/FGF7 molecule will have practical uses. We will therefore construct new mutants of FGF4 based on the structure of FGF4 complexed with FGFR2, compared to that of the FGFR2/FGFR1 complex. It is very difficult at this moment to indicate which mutations we will perform; as the choice will dependent on identifying the critical sites of FGF4

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interaction with its receptor and heparin. The goal would be that of creating FGF4 molecules with tighter “fit” for the receptors, or perhaps capable of a more stable association. In the long run, although it is again difficult to outline a precise strategy at the moment, we would like to create FGFR antagonists, i.e. ligands which will bind FGFR with high affinity, but will not activate signal transduction. These ligands would therefore compete with FGF4 (or other FGFs) and inhibit receptor activation. Such ligands could in principle be truncated FGF polypeptides which only interact with the D2 or D3 domain of the receptor or molecules which are incapable of binding the heparin “bridge” spanning the heparin binding canyon of the receptor.

REFERENCES

1)      Basilico C., and Moscatelli, D. 1992. The FGF family of growth factors and oncogenes. Adv. Cancer Res. 59:115-165.

2)      Goldfarb, M. 1996. Functions of fibroblast growth factors in vertebrate development. Cytokine & Growth Rev. 7:311-325

3)      Johnson, D.E., and Williams, L.T. 1993. Structural and functional diversity in the FGF receptor multigene family. Adv. Cancer Res. 60:1-41.

4)      Ornitz, D.M., Xu, J., Colvin, J.S., McEwen, D.G., MacArthur, C.A., Coulier, F., Gao, G., and Goldfarb, M. 1996. Receptor specificity of the fibroblast growth factor family. J. Biol. Chem. 271:15292-15297.

5)      Yayon, A., Klagsbrun, M., Esko, J.D., Leder, P., and Ornitz, D.M. 1991. Cell surface, heparin-like molecules are required for binding of basic fibroblast growth factor to its high affinity receptor. Cell 64:841-848.

6)      Plotnikov, A.N., Schlessinger, J., Hubbard, S.R., and Mohammadi, M. 1999. Structural basis for FGF receptor dimerization and activation. Cell 98:641-650.

7)      Stauber, D.J., DiGabriele, A.D., and Hendrickson, W.A. 2000. Structural interactions of fibroblast growth factor receptor with its ligands. Proc. Natl. Acad. Sci. USA 97:49-54.

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8)      Ornitz, D.M. 20000. FGFs, heparan sulfate and FGFRs: complex interactions essential for development. Bioessays 22:108-112.

9)      McKeehan, W.L., Wang, F., and Kan, M. 1998. The heparan sulfate-fibroblast growth factor family: diversity of structure and function. Prog. Nucleic Acid Res. Mol. Biol. 59:135-176.

10)    Bellosta, P., Talarico, D., Rogers, D., and Basilico, C. 1993.  Cleavage of K-FGF produces a truncated molecule with increased biological activity and receptor binding affinity. J Cell Biol. 121:705-713.

11)    Zhu, H., Ramnarayan, K. Anchin, J., Miao, W.Y., Sereno, A., Millman, L., Zheng, J., Balaji, V.N., and Wolff, M.E. 1995. Glu-96 of basic fibroblast growth factor is essential for high affinity receptor binding. Identification by structure-based site-directed mutagenesis. J. Biol. Chem. 270:21869-21874.

12)    Sher, I., Weizman, A., Lubinsky-Mink, S., Lang, T., Adir, N., Schomburg, D., and Ron, D. 1999. Mutations uncouple human fibroblast growth factor (FGF)-7 biological activity and receptor binding and support broad specificity in the secondary receptor binding site of FGFs. J. Biol. Chem. 274:35016-35022.

13)    Werner, S. 1998. Keratinocyte growth factor: a unique playaer in epithelial repair processes. Cytokine Growth Factor Rev. 9:153-165.

14)        Osslund, T.D., Syed, R., Singer, E., Hsu, E.W., Nybo, R., Chen, B.L., Harvey, T., Arakawa, T., Narhi, LO., Chirino, A., and Morris, C.F. 1998. Correlation between the 1.6 A crystal structure and mutational analysis of keratinocyte growth factor. Protein Sci. 7:1681-1690.

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figures

Figure 1.       Ribbon diagram of the FGF4 structure. The amino and carboxyl termini are indicated by NT and CT. The  b strands of FGF4 are labeled from 1 to 12, starting from the N-terminus.

Figure 2.       Superimposition of the FGF4 molecule in place of FGF2 binding to the D2 (green) and D3 (blue) domains of FGFRl. As can be seen by comparison with ref (6), although the “fit” is quite good, three regions of FGF4 (marked in red) clash with the receptor structure, highlighting the limitations of this “superimposition” approach.

Figure 3.       A. Molecular surface representation of the putative FGF4-FGFR1 complex, viewed from the top. FGF4 is in orange, the D2 domains of FGFRl are in green.

B.     Surface change distribution of the complex, also viewed from the top. Blue and red represent positive or negative electrostatic potential, respectively. The positively charged canyon, i.e. the putative heparin binding site, runs between the two D2 domains in the dimer extending to the adjoining ligands. Sulfate ions are marked.

Figure 4.       Mitogenic activity in quiescent NIH3T3 cells of FGF4 mutants. Cells were serum starved in 0.5% serum for 48 hrs. Supernatant from COS cells containing the secreted proteins was added to the medium at the relative concentration of 1:100, 1:250 and 1:1000 as indicated. Cells were labeled after 16 hrs. with 1 µCi of 3H-Thymidine for 6 hrs. and radioactivity incorporated into DNA was counted after TCA precipitation.

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Table 1. BIOLOGICAL ACTIVITY OF FGF4 MUTATIONS

FGF4 WT	+++

Y87A	-

F129A (the F129 residue is unique to FGF4)	-

F135A	+/-

F136A	NT

FF135/136AA	not expressed/secreted

F150A	+++

F151A	NT

FF150/151GG	not expressed/secreted

E159A	NT

Y166A	not expressed/secreted

N167A	not expressed/secreted

Y172A	+++

L203A	NT

R205A (unique to FGF4)	NT

Mitogenic activity of the FGF4 mutants was calculated by Thymidine incorporation assays as described in Figure 4 +++ high activity; +/- low activity (less than 20,000 cpm at 1:100 conc.); - no activity (no increase in cpm over background); NT = not tested.

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